Exhibit T3B-2

Citizen

Second Commercial Registrar of the Judicial Circuit of the Capital District and State of Miranda.

Your Office

I, MARIEL CRISTINA PÉREZ SUAREZ, Venezuelan, of legal age, of this domicile, holder of identity card number No. V-15.871.994, duly authorized by the Special Shareholders Meeting of PDVSA Petróleo, S.A., a commercial entity, subsidiary of Petróleos de Venezuela, S.A., originally registered in the Second Commercial Registry Office of the Judicial Circuit of the Federal District and State of Miranda, on November 16, 1978, under No. 26, Volume 127-A-Second, do hereby appear before you in order to file, for registration purposes, certified copy of the Special Shareholders Meeting Minutes, held on November 6, 2006. I make notice of this so as to be added to the file of my principal and I request to the Registrar the issuance to me two certified copies of same. Caracas, on the date of registration.

(Signed): MARIEL CRISTINA PEREZ SUAREZ, DEPUTY SECRETARY OF THE SHAREHOLDERS’ MEETING OF PDVSA PETROLEO, S.A

MINISTRY OF THE INTERIOR AND JUSTICE

SECOND COMMERCIAL REGISTRY OFFICE OF THE JUDICIAL CIRCUIT OF THE CAPITAL

DISTRICT AND THE STATE OF MIRANDA

Caracas, March, Sixteenth (16), 2007, (196 and 148). The foregoing notice is deemed as submitted by its signer for its registration in the Commercial Registry Office, and the fixing and publishing thereof. Make this in accordance with the law, and add the original to the record of the Company, together with the attached documents. Issue the copy of publication. The foregoing document, drawn up by Dr. Mariel Pérez, is registered in the Commerce Registry Office under the number 57, Volume 49A-A.Second. Fees Paid: Bs. 343.940,00 as per Form RM N° 172023, Bank N° FM02264608, for an amount of 176.870,40. The identification was made as follows: Mariel Pérez, ID Number 15.871.994. This registration and granting were anticipated due to justified urgency pursuant to provisions set forth in Article Nr. 28 of the Law of Public Registry. The Commercial Registrar certifies that this Registry Office appeared and was constituted for said act in the following address: Av. Libertador, Edificio Petróleos de Venezuela, Piso 10, Torre Este, Consultoría Jurídica La Campiña. Mr. Filadelfio Rojas was authorized for this act with Identity Card Number 1.845.483.

Exhibit T3B-2

Second Commercial Registrar

(Signed): Dr. Carmen Aurora Marcano Marin.

THIS PAGE BELONGS TO:

PDVSA PETROLEO S.A.

MOD/ 18/PO

PDVSA PETRÓLEO, S.A

SPECIAL SHAREHOLDERS MEETING

I, MARIEL CRISTINA PEREZ SUAREZ, Venezuelan of legal age, holder of identity card number 15.871.994, acting in my capacity as Deputy Secretary of the Shareholders Meeting of PDVSA Petróleo, S.A, a corporation duly incorporated before the First Commercial Registry Office of the Circuit of the Capital District and State of Miranda, on November 16, 1978, under Number 2-6, Volume 127-A-Second, do CERTIFY that the following transcribed minute is a true copy of the one recorded in the Shareholders Meetings minutes book of the company, which reads as follows: “In Caracas, on the (sixth) 6th day of November, 2006, at 10:00 am, a meeting was held at the Main headquarter offices of Petróleos de Venezuela S.A, located at Avenida Libertador, Edificio Petróleos de Venezuela S.A, Torre Este PH, Urbanización La Campiña, Libertador Municipality of the Capital District for the purpose of holding a Special Shareholders Meeting of PDVSA Petróleo, S.A., which was held without prior notice, as set forth in the clause 8 of the Articles of Incorporation and By-laws of said company. In attendance to this meeting was Mr. Rafael Darío Ramírez Carreño, Venezuelan, of legal age, of this domicile, holder of the identity card number 5.479.106, in his capacity as President of Petróleos de Venezuela, S.A., sole shareholder of Petróleos de Venezuela, S.A, as evidenced in the Decree Number 3,264, dated November 20, 2004, issued by the National Executive Power, published in Official Gazette of the Bolivarian Republic of Venezuela Number 38.082 dated December 8, 2004, who chaired the meeting in his capacity as President of PDVSA Petróleo, S.A., pursuant to provisions set forth in the clause 36 of its Articles of Incorporation and Bylaws. Likewise, MARIEL CRISTINA PÉREZ SUÁREZ, holder of identity card number 15.871.994, acting in her capacity as Deputy Secretary of the Meeting of PDVSA Petróleo, S.A., attended as well. Being all shares represented, the Meeting was validly constituted, and the president of the same,

Exhibit T3B-2

Eng. Rafael Dariío Ramírez Carreño, read the sole point of the agenda: Sole Point: Modification of the Articles of Incorporation and Bylaws of PDVSA Petróleo, S.A. and their subsequent unification in one text. The President of the Meeting expressed that by virtue of modifications carried out in the Articles of Incorporation and Bylaws of PDVSA Petróleo S.A., as evidenced in the Shareholders Meeting Minutes dated December 13, 2002, duly registered before the Second Commercial Registry Office of the Judicial circuit of the Capital District and State of Miranda, on December 19, 2002, under Number 60, Volume 193-A-Second, due to the urgency in which said modifications were made, by circumstances already known by all in the year 2002, this document has discrepancies among its clauses, thus it is subject to the approval of this Meeting, the modification of the Articles of Incorporation and Bylaws of PDVSA PETRÓLEO, S.A., in order to amend the clauses in which there are contradictions and, consequently to merge the Articles of Incorporation and Bylaws in one text. Put into consideration the aforementioned point, the Meeting agreed to formally approve the Sole Point submitted into consideration., therefore it proceeded to modify the Articles of Incorporation and Bylaws of PDVSA PETRÓLEO, S.A. in clauses 7, 9, 15, 25 and 35, as well as the suppression of the clause 26, consequently modifying the numbering of the same. The text of the Articles of Incorporation and Bylaws of PDVSA PETRÓLEO, S.A., including the modification agreed by this Meeting, as well as the one of the Meeting dated December 13, 2002, which was above-mentioned, were drawn-up as follows:

ARTICLES OF INCORPORATION AND BYLAWS OF PDVSA PETRÓLEO, S A

TITLE I

GENERAL PROVISIONS

CLAUSE 1: The Company shall be named “PDVSA Petróleo, S.A.”, and shall operate as a corporation, it shall have its domicile in the city of Caracas and the duration shall be of fifty (50) years, counted as of November 16, 1978, date on which the Articles of Incorporation and Bylaws were registered before the Second Commercial Registry Office of the Judicial Circuit of the Federal District and State of Miranda. The company may establish branches, agencies or representations in other places of the Republic or abroad.

CLAUSE 2: The purpose of the company is to carry out exploration, exploitation, transportation, manufacture, refining, storage and commercialization activities or any other activity regarding oil and hydrocarbons; to acquire and transfer, on its own or by third parties, movable and immovable property; issue obligations; promote as a shareholder or not, any other civil or commercial entities and

Exhibit T3B-2

establish partnerships either with individuals or legal entities in accordance with law; merge, restructure or dissolve companies of its property; grant credits, financing, bonds, or guaranties of any kind and, in general, to carry out every necessary or convenient operation, contract and commercial proceeding in order to comply with the mentioned purpose.

TITLE II

CAPITAL AND SHARES

CLAUSE 3: The Capital of the Company is of one trillion four hundred sixty four billion three hundred ten million one hundred forty three thousand and six hundred ninety five Bolivars (Bs. 1,464,310,143,695.00), divided into: one million four hundred sixty four thousand three hundred ten (1,464,310) nominative, not convertible to bearer shares for an amount of one million Bolivars (Bs. 1,000,000.00) each; and one (1) not convertible nominative bearer share for an amount of one hundred forty three thousand six hundred ninety five (Bs. 143,695.00). Said Capital stock has been fully paid and subscribed by Petróleos de Venezuela, S.A.

TITLE III

SHAREHOLDERS MEETINGS

CLAUSE 4: The supreme direction and administration of the Company resides in the Shareholder’s Meeting.

CLAUSE 5: The Meeting may be either Ordinary or Special. The Ordinary Meeting shall be held in the domicile of the Company twice a year: the first Meeting shall be held within ninety (90) days following the closing of each fiscal year and the second one during the last quarter of each year. The Special Meeting shall be held in the same domicile, provided it is in the Company’s interest.

CLAUSE 6: The Board of Directors shall call the Ordinary Meeting with, at least, fifteen (15) fifteen days in advance, by the publication of a notice in a newspaper of nationwide circulation of the city of Caracas.

CLAUSE 7: The Special Meeting shall be held upon request of the shareholders of the Company by a letter addressed to the Board of Directors; or upon agreement of the Board of Directors. The Board of Directors shall call the meeting by publication in a newspaper of nationwide circulation of the city of Caracas, at least five (5) days prior to the day fixed for the meeting.

CLAUSE 8: The Special Meeting may be held when all shareholders are present, without being previously summoned, and may deliberate and validly decide any matter.

Exhibit T3B-2

CLAUSE 9: The attributions of the Meeting are the following: 1) To elect the members of the Board of Directors, appointing in the same opportunity the member who shall exercise the functions of the President and to remove him/her even before the term for which he/she was elected expires, in the events provided in clause 14 of this document. In the event of a temporary absence of the President, the Meeting shall appoint a person from the Board of Directors who shall temporarily exercise the presidency. Nevertheless, should the Meeting deem it convenient, the appointment for said position may go on to a member of the Directory of Petróleos de Venezuela, S.A., or a member of the Board of Directors of any subsidiary thereof; 2) To set the salary of the President and of the other Members of the Board of Directors; 3) To know, approve or disapprove the annual report of the Board of Directors, the balance and the losses and profits in the First Ordinary Meeting provided in clause 5 of this document; 4) To set basic guidelines of the Company’s activities and periodically evaluate the result of the adopted decisions; 5) To deal, approve or disapprove the annual budget of incomes and expenditures as well as investment and operation schedules of the Company in the Second OrdinaryMeeting as provided in clause 5 hereof; 6) To authorize programs and ongoing enlargement works of the Company; 7) To arrange the distribution of profits and determine the amounts to be segregated when considered pertinent and necessary; 8) To establish the policy of remunerations and retirements for the Company’s personnel, as well as the payment of special bonuses to members of the Board of Directors and the employees determined by the Meeting when considered pertinent; 9) To decide the creation, merger or dissolution of companies or subsidiaries; 10) To decide on the anticipated dissolution of the Company, the extension of its duration, the merger with other companies, the sale of assets of the partnership and other cases provided in the Article 280 of the Code of Commerce; 11) To appoint a Commissioner and his substitute, to establish their remuneration and remove them provided there is a justified cause, even before their terms expire; 12) To deal with the Commissioner’s report; 13) To appoint a Judicial Representative and his alternate; 14) To deliberate on any other matter specially submitted to this Meeting.

CLAUSE 10: Concerning the Meetings, the Minutes shall be drawn-up indicating the names of the participants as well as the decisions adopted. Said Minutes shall be signed by the representative or representatives of the shareholders, by the members of the Board of Directors present and by the Secretary.

Exhibit T3B-2

TITLE IV

ADMINISTRATION

CHAPTER I

BOARD OF DIRECTORS

CLAUSE 11: The Board of Directors is the Company’s executive body, with the broadest administration and disposition powers, without any other limitations than those set forth by law and in this document.

CLAUSE 12: The Board of Directors shall be comprised by the President and two (2) Directors and their corresponding alternates, appointed pursuant to the provisions set forth in the Organic Law of Labor.

CLAUSE 13: The members of the Board of Directors shall exercise their functions for a term of two (2) years and may be reelected. Nevertheless, they shall continue in their positions, despite the expiration of their terms, until their alternates are appointed and they assume their positions.

CLAUSE 14: In the event of an absolute absence of one or more members of the Board of Directors, the Meeting shall appoint, if deemed pertinent, the substitutes for the remaining time t of their terms. For purposes of this clause, absolute absence means: a) The absence of more than (4) four consecutive sessions of the Board of Directors without justification; b) The unjustified absence of more than (12) twelve sessions of the Board of Directors during a year; c) The removal in any other case of non-compliance of the duties inherent to his position; d) Resignation; e) Retirement; f) Death or permanent disability:

CLAUSE 15: The Board of Directors shall hold ordinary meetings once every quarter of the year, in the city of Caracas or in any other place in the Republic of Venezuela, without the need of being previously summoned. Still, it may hold as many special meetings as deemed necessary or pertinent, prior summoning rendered by the President, upon his request or that of two (2) of its members.

CLAUSE 16: The Board of Directors shall be deemed validly constituted when the President or whoever is performing his functions appears. The President will make the decisions, and the votes of the Directors will not be binding on him.

CLAUSE 17: The Board of Directors shall have the following duties and attributions:

1) To plan and develop the activities of the Company, in conformity with the guidelines approved by the Meeting; 2) To submit to the Ordinary Shareholder’s Meeting to be held on the final quarter of each year the annual budget project of earnings and expenditures and the proposed investment programs, together with the respective report on operation plans recommended for the subsequent fiscal year; 3) To

Exhibit T3B-2

present to the Ordinary Shareholder’s Meeting to be held on the first quarter of each year, the annual report on operations, the balance and profits and losses of the former fiscal year; 4) To propose to the Shareholder’s Meeting the to be set aside by law and establish others regarded as necessary or pertinent; 5) To propose to the Shareholder’s Meeting the distribution of profits and payment of bonuses, if applicable; 6) To propose to the Shareholder’s Meeting the creation, merger or dissolution of companies or subsidiaries; 7) To authorize the execution of contracts, upon the request of the President: 8) To establish and close branches, agencies or representations either in the country or overseas; 9) Any others pointed out by law or the Meeting.

CLAUSE 18: The Members of the Board of Directors shall not enter into any business with the Company, with Petróleos de Venezuela, S.A. or with its subsidiaries, not even by any interposed person, nor in representation of other parties. The Members of the Board of Directors shall not participate in deliberations and decisions related to matters in which there may exist opposition or conflict, either actual or potential, between their interests and those of the Company.

CLAUSE 19: Persons declared bankrupt or those convicted with imprisonment are prohibited from being members of the Board of Directors.

CLAUSE 20: The members of the Board of Directors shall be personally and jointly responsible in the terms established in the Code of Commerce regarding administrators.

CLAUSE 21: In the event of absence of any member of the Board of Directors to any Meeting, his conformity with the decisions adopted in said meeting will be presumed, unless the member presents as/her dissenting vote in the next Meeting.

CLAUSE 22: Minutes shall be drawn up in the book used for these purposes concerning the decisions adopted by the Board of Directors. The minutes shall be signed by the members who attended the Meeting and the Secretary.

CLAUSE 23: The Secretary of the Board of Directors, shall be appointed by the Board of Directors, prior authorization of the General Secretariat of Corporate Entities and the Legal Adviser of Petróleos de Venezuela, S.A., and shall be in charge, besides drawing-up the minutes referred to in Clauses 10 and 22 hereof, of certifying the copies of these, as well as any other attribution assigned by the Board of Directors.

Exhibit T3B-2

CHAPTER II

PRESIDENT

CLAUSE 24: The President shall be in charge of the direction of the Company. The Company’s direction and management will be his/her responsibility.

CLAUSE 25: The President shall have the following attributions:

1) To represent the Company in all matters in which it may have an interest, including, the execution of contracts or any other document which may bind the company; except regarding judicial representation, which shall be exercised solely by the Company’s Judicial Representative pursuant to provisions set forth in the Clauses 26 and 27 of this document; 2) To subscribe the convocations for the Shareholders Meetings; 3) To call for and chair the Board of Directors; 4) To structure and designate committees deemed as necessary for the coordination of operational and administrative activities, support and management, among others, which may result necessary, as well as the implementation of coordination schemes; 5) To perform the necessary actions in connection to all aspects related to personnel management as contracting, transfer, assignments, appointments, retirements, suspensions and dismissals; 6) To issue the regulations of the internal organization and delegate the exercise of one or several attributions on one or more members of the Board of Directors, committees, divisions, units or similar entities, being able said delegated authorities to sub-delegate one or several of attributions which might have been delegated; 7) To appoint general or special representatives, either judicial or non-judicial, as well as constitute commercial factors; B) To resolve all matters that are not expressly reserved to the Shareholders Meeting.

CHAPTER III

JUDICIAL REPRESENTATIVE

CLAUSE 26: The Company shall have a Judicial Representative and an Alternate, who shall be of free election and removal by the Shareholders, and shall remain in their positions until appointment of their alternates. The Judicial Representative shall be the only official, except the attorneys-in-fact duly empowered, to represent the Company judicially, and as a consequence, any summon or notification shall be carried out by the person in said position. Likewise, the Judicial Representative shall be empowered to intend, answer, and hold any action, exception and regular and extraordinary remedy as well as to convene and desist of these or the procedures; to absolve legal contentions; to enter into transactions in or outside trials; to submit to arbitration with arbitrators at equity or at law; to erase public documents and disregard private documents; to take position in judicial auctions and constitute the

Exhibit T3B-2

necessary cautions for said purpose; and, in general, to carry out all actions that it considers more convenient to defend the company’s rights and interests, without any other limitation different to the reports that it must render from his/her management, whereas the powers conferred herein are merely illustrative and not limitative. The provision set forth in the clause 27 is reserved. Due to the nature of the position, the Judicial Representative shall grant general or special judicial powers of attorney required by the Company, with the authorities considered relevant for the best defense of rights and interests thereof. The Judicial Representative shall inform the Board of Directors about powers granted during the exercise of this authority.

CLAUSE 27: The Judicial Representative shall need the Board of Directors’ prior authorization in writing to convene, desist, submit to arbitration with at law or equity arbitrators, reach a compromise, take position in auctions and bond them. The powers pointed out in the clause 26 of this document, may be exercised by the Judicial Representative jointly and severally with other appointed judicial representatives.

CLAUSE 28: The temporary absences of the Judicial Representative shall be covered by the alternate, who shall have the same powers and shall exercise them without need to prove absence of this Judicial Representative. In the event of absolute absence of the Judicial Representative, the alternate shall exercise the powers until the appointment of a new Judicial Representative by the Shareholder’s Meeting.

TITLE IV

FISCAL YEAR

CLAUSE 29: The Company’s fiscal year shall begin in January 1st of every year. In December 31 of every year the Company shall liquidate and close its accounts and shall carry out the general balance of the corresponding fiscal year, with the respective profits and losses report, all of which dully certified by an auditor, together with the report of the Board of Directors and the Shareholder Representative, shall be submitted into consideration by the First Annual OrdinaryShareholders Meeting.

CLAUSE 30: The report of the Board of Directors shall contain a general summary of the Company’s status, performed operations during the fiscal year and any other information the Board of Directors deems convenient to be discussed.

CLAUSE 31: The calculation of profits shall be made upon the closing of every fiscal year after having made the necessary provision to cover bad or doubtful credits and depreciation of assets. In respect to net

Exhibit T3B-2

profits, the following items shall be segregated: 1) Not less than five (5%) percent destined to the legal reserve fund, up to the point in which it reaches, at least, ten (10%) percent of the capital stock; 2) Any other that is necessary or is considered convenient to be established.

CLAUSE 32: The distribution of dividends by the Shareholder’s Meeting shall be made upon the end of the fiscal year after approval of the balance.

TITLE V

STATUTORY AUDITOR

CLAUSE 33: The Statutory Auditor and its Alternate shall last one (1) year in functions and may be reelected.

CLAUSE 34: The Statutory Auditor shall have the attributions set forth in the Commercial Code and any other pointed out by the Meeting.

TITLE VI

FINAL PROVISIONS

CLAUSE 35: The President of Petróleos de Venezuela, S.A. or any other member of the Board appointed by said company shall exercise the representation of the shares and chair the Shareholder’s Meeting. Petróleos de Venezuela, S.A. may reserve its right to manage the finances of the Company.

There being no other issues to discuss, the Meeting authorized MARIEL CRISTINA PÉREZ SUÁREZ, Venezuelan, of legal age, holder of identity card 15.871.994 to certify the copies of the Minutes of the Meeting, as Deputy Secretary of the Shareholder’s Meeting of PDVSA Petróleo, S.A.. Likewise, MARIEL CRISTINA PÉREZ SUAREZ, Venezuelan, of legal age, holder of identity card 15.871.994, was authorized to register and publish the Meeting Minutes in the corresponding Commercial Registry Office. The Meeting was adjourned prior reading, approving and signing thereof.

(Signed): MARIEL CRISTINA PÉREZ SUAREZ, DEPUTY SECRETARY OF THE MEETING OF SHAREHOLDERS

PDVSA PETRÓLEO, S.A